Exhibit 10.11(b)

First Bankers Trust Services, Inc.

People’s United Bank

Non-Qualified Pension Plans

Trustee Engagement Agreement

2321 Kochs Lane

P.O. Box 4005

Quincy, IL 62305

Subsidiary of

First Bankers Trustshares, Inc.

Arizona	Illinois	Pennsylvania

THIS Trustee Engagement Agreement (hereinafter referred to as the “Agreement”) is entered into and is effective as of this the 21 day of May, 2014 by and between the following two parties:

1.	People’s United Bank (hereinafter referred to as the “Company”)
850 Main Street,
Bridgeport, CT 06604

2.	First Bankers Trust Services, Inc. (hereinafter referred to as “FBTS”)
2321 Kochs Lane
P.O. Box 4005
Quincy, IL 62305

(hereinafter collectively referred to as the “Parties”)

WHEREAS, the Company has previously established the People’s Bank Enhanced Senior Pension Plan and the People’s Bank Cap Excess Plan (hereinafter collectively referred to as the “Plans”) for the benefit of eligible employees of the Company;

WHEREAS, the Company has previously established the People’s Bank Non-Qualified Pension Trust effective as of March 18, 1997 and amended as of October 4, 2004 (hereinafter referred to as the “Pension Trust”) for the exclusive benefit of eligible employees of the Company;

WHEREAS, the Pension Trust is governed by the terms of the Plans and the People’s Bank Non-Qualified Pension Trust Agreement (hereinafter referred to as the “Trust Agreement”);

WHEREAS, the Company desires to retain FBTS to act as the trustee of the Pension Trust in accordance with the provisions of the Plan, and FBTS is willing to serve as the trustee of the Pension Trust in accordance with the provisions of the Plan and the Trust Agreement, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and terms set forth in this Agreement, the Parties agree as follows:

1. Appointment: The Company hereby appoints FBTS as trustee of the Pension Trust pursuant to Sections 12 and 13 of the Trust Agreement, and FBTS hereby accepts such appointment in accordance with and subject to the terms of the Plans, the Trust Agreement and this Agreement.

2. Terms of Trust and Plans Incorporated/Conflicts of Same: The terms of the Trust Agreement and the Plans are incorporated herein by reference and this Agreement will be interpreted consistently with the Trust Agreement and the Plans. All words and phrases defined in the Trust Agreement or the Plans have the same meaning when used in this Agreement unless otherwise indicated. The Company and FBTS agree (a) to the extent the provisions of the Plans and this Agreement conflict, the provisions of the Plans control; and (b) to the extent the provisions of the Trust Agreement and this Agreement conflict, (i) the provisions of the Trust Agreement control with respect to matters for which Trust Agreement amendments would require approval by a Qualified Vote or Super Qualified Vote (as defined in the Trust Agreement) or which may not be amended with or without a Qualified Vote or Super Qualified Vote, and (ii) the provisions of this Agreement control with respect to all matters not described in the preceding clause (i).

3. Duties: In its capacity as the trustee of the Pension Trust, FBTS will perform those duties as outlined in the Trust Agreement. FBTS is specifically authorized and empowered to do the following (in addition to those authorizations and powers provided elsewhere in this Agreement or the Trust Agreement, or by law):

3a. Directed Trustee: Notwithstanding any conflicting provisions of the Trust Agreement, FBTS will, unless and until otherwise agreed to in writing between the Company and FBTS, have no discretionary

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investment responsibility with respect to the Pension Trust. It is the intent of the Parties that FBTS be a directed trustee, and all discretionary investment responsibility will be exercised by the Company, pursuant to the provisions of Section 7(B) of the Trust Agreement.

3b. Acceptance and Control of Trust Assets: The “Trust Fund” has the meaning assigned to that term in the Trust Agreement, except that it also includes assets held by FBTS under the terms of this Agreement. As provided by Section 13(A) of the Trust Agreement, FBTS shall accept custody and control of the Trust Fund, and shall thereafter hold and manage all assets of the Pension Trust, in accordance with the terms of the Trust Agreement.

3c. Principal and Income: FBTS shall receive, hold, manage, invest and reinvest the money or other property that constitutes the Trust Fund, without distinction between principal and income.

3d. Accounting/Reporting: FBTS shall report to the Company as of the last day of each Plan year, as of any other accounting date defined in the Plans or the Trust Agreement (or as soon thereafter as practicable), or at such other times as may be required under the Plans or the Trust Agreement or reasonably required by the Company, the fair market value of all property held in the Pension Trust, reduced by any liabilities of the Pension Trust, as determined by FBTS. FBTS shall furnish to the Company an annual written account, or other periods as may be required under the Pension Trust, showing all investments, receipts, disbursements and other transactions made by FBTS during the period, and such other information as FBTS may possess which the Company reasonably requires. FBTS shall keep accurate accounts of investments, earnings thereon and accounts, books and records related to such investments and such accounting shall be open to inspection by the Company. The foregoing is in addition to, and not in lieu of, the recordkeeping and reporting obligations set forth in Section 9 of the Trust Agreement.

4.	Rights and Powers:

4a. Uninvested Funds: FBTS may hold funds uninvested temporarily without liability for interest thereon, and may deposit funds in one or more savings or similar accounts with any bank or savings and loan association, provided that such accounts are insured by an instrumentality of the federal government.

4b. Benefit Distributions: Subject to compliance with provisions of the Trust Agreement prohibiting certain distributions (including, without limitation, parts of Sections 4, 5 and 6 thereof), FBTS may make distributions from the Pension Trust to such persons, in such a manner, at such times and in such forms as directed by the Company without inquiring as to whether a payee is entitled to the payment, or as to whether a payment is proper, and without liability for a payment made in good faith without actual notice or knowledge of the changed condition or status of the payee. If any payment of the benefits made from the Plans by FBTS is not claimed, FBTS shall notify the Company of that fact promptly. The Company shall make a diligent effort to ascertain the whereabouts of the payee of benefits returned unclaimed. FBTS has no obligation to search for or ascertain the whereabouts of any payee of benefits from the Pension Trust.

4c. Registration/Deposit of Securities: If FBTS chooses to exercise any of the rights granted by Section 7(C)(Xiii) of the Trust Agreement, FBTS shall, at all times, reflect in its books and records that all such investments are part of the Trust Fund. FBTS may deposit securities with a clearing corporation as defined in the Uniform Commercial Code. FBTS may participate in and use the Federal Book-Entry Account System and/or the Direct Registration System Profile, services provided by the Federal Reserve Bank for deposit of Treasury securities.

4d. Pooling of Trust Funds: FBTS may invest and pool all or any of the Trust Fund assets, from time to time, with assets belonging to any other employee pension benefit trust created by the Company or any affiliated

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company and to commingle such assets and make joint or common investments and carry joint accounts on behalf of the Plans and the Pension Trust and such other trust or trusts, allocating undivided shares or interests in such investments or accounts or any pooled assets of the two or more trusts in accordance with their respective interests. To the extent the Pension Trust assets are invested in such a pooled fund or group or collective trust, the terms of the instrument establishing such pooled fund or group or collective trust are made a part of this Agreement as fully as if set forth at length herein. The commingling of assets of the Pension Trust with assets of any other participating trust or trusts in such pooled funds or group or collective trust is specifically authorized.

4e. Expense Payments from Trust Funds: FBTS may pay from the Trust Fund any tax or other type of charge or assessment (including, without limitation, any payee withholding obligation) attributable to any benefit which it is or may be required to pay out of such benefit; and to require before making any benefit payment such release or other document from any taxing authority and such indemnity from the intended payee as FBTS deems necessary for its reasonable protection.

4f. Retention of Trust Funds: As it relates to retaining custody of Trust Fund assets, FBTS may retain any funds or property subject to any dispute without liability for the payment of interest, or to decline to make payment or delivery thereof, until a court of competent jurisdiction makes final adjudication.

4g. Retention of Independent Advisor(s): In connection with the performance of its duties hereunder, FBTS may engage the services of a qualified independent financial advisor, legal advisor, or any other independent advisor deemed necessary in the performance of FBTS’ duties under this Agreement and the Trust Agreement. If engaged, such independent advisors shall report directly to FBTS and not to the Company.

4h. Claims, Demands, and Litigation: FBTS may compromise, contest, arbitrate, settle or abandon claims and demands by or against the Pension Trust; provided, however, that FBTS may exercise such rights only after obtaining concurrence of the Company, unless FBTS determines, after consultation with legal counsel, that it has a fiduciary obligation to exercise such rights notwithstanding the absence of such concurrence. FBTS may begin, maintain or defend any litigation reasonably necessary in connection with the investment and reinvestment of the Trust Fund and, to the extent not paid from the Trust Fund, pursuant and subject to Section 7 of this Agreement, the Company shall indemnify FBTS against all expenses and liabilities reasonably sustained by FBTS by reason thereof (including reasonable attorneys’ fees).

4i. Exercise of Rights and Powers: FBTS is under no obligation to exercise any of the rights or powers vested in it by this Agreement or the Trust Agreement, or to institute, conduct or defend any action under this Agreement or the Trust Agreement or otherwise in relation to this Agreement, the Trust Agreement or the Plans.

5.	Additional Agreements and Understandings:

5a. Recordkeeping: FBTS has no duty to provide recordkeeping, accounting, tax or other reporting services for the Plans. The Company is solely responsible for providing such services directly or through one or more agents.

5b. Authentication of Direction: The Company shall authorize one or more individuals to sign all communications between the Company and FBTS and shall, at all times, keep FBTS advised of the identity of the individuals authorized to sign on behalf of the Company, and provide specimen signatures thereof. FBTS will incur no liability to anyone in acting upon any signature, instrument, notice or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties and need not investigate any fact or matter in any such document. FBTS is fully protected in relying on any communication sent by any authorized person.

5c. Limitation of Engagement: The duties, rights, and responsibilities of FBTS with respect to the Pension Trust are limited to those assumed by FBTS pursuant to and under the terms of this Agreement and the Trust

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Agreement. FBTS is not responsible for filing reports, returns or disclosures with any government agency except as may otherwise be required by its duties as trustee under applicable law or agreed to in writing by FBTS. The Plans are operated and administered by the Company (directly or through one or more agents), and FBTS is not responsible for any aspect of their operation or administration.

5d. Notice of Modification: The Company represents and warrants to FBTS that the Plans and the Trust Agreement constitute all of the documents governing the establishment and operation of the Pension Trust, and have not been further amended, restated or otherwise modified in any respect through the date of this Agreement. Should the Plans or Trust Agreement be modified in any way while FBTS serves as trustee of the Pension Trust, the Company shall deliver to FBTS a copy of such modification. Additionally, in order to enable FBTS to properly perform its duties, the Company shall deliver to FBTS all information regarding the finances and operations of the Company that FBTS reasonably requests. The Company shall also provide reasonable access to its officers and directors as requested by FBTS.

6. Compensation, Fees, & Expenses: In consideration of the services FBTS will provide in connection with its appointment of trustee for the Pension Trust, FBTS is entitled to reasonable compensation as outlined in Exhibit “A”.

6a. Fees for Extraordinary Services: In addition to the fees due and payable to FBTS outlined in the Schedule of Fees attached hereto as Exhibit “A”, the Company agrees to pay additional fees to FBTS for any extraordinary services performed by FBTS in addition to those provided for in this Agreement. Fees for extraordinary additional services, such as time excessive of standard processes in the ordinary course of providing services, will be charged at FBTS’ normal hourly rates then in effect. Fees for delay in providing requested documentation may be assessed in an amount up to 15% of the annual fee.

6b. Reimbursement of Expenses: The Company shall reimburse FBTS for all expenses incurred by FBTS in connection with the performance of its services pursuant to this Agreement. Expenses for which FBTS is entitled to reimbursement include, but are not limited to, charges for fees and expense of financial advisors, legal counsel and out-of-pocket expenses incurred by officers or employees of FBTS, such as charges for copying, postage, facsimile transmissions, private express mail deliveries, and travel expenses.

6c. Reimbursement from Trust Funds: FBTS is authorized to pay from the Trust Fund all expenses of serving as trustee of the Pension Trust that are properly payable pursuant to the Plans and the Trust Agreement, including, if applicable, its compensation and any accounting and legal expenses, to the extent they are not paid directly by the Company. The payment of expenses of serving as trustee of the Pension Trust will be as outlined in the Plans and the Trust Agreement. If there is not sufficient cash in the Trust Fund to pay the amounts due as determined by FBTS, then FBTS has the right to offset the amounts due against the assets of the Pension Trust, and FBTS is authorized to sell assets of the Pension Trust to the extent necessary to obtain sufficient cash to pay the amounts due. FBTS is not obligated to utilize any corporate funds to pay for expenses incurred in serving as trustee of the Pension Trust.

6d. Direct Payment of Fees and Expenses: Notwithstanding the foregoing provisions of Section 6 of this Agreement or any provision of this Agreement, the Company may determine, in its sole discretion, to pay directly any of the fees and expenses described in this Section. FBTS is fully protected in making payments of all expenses pursuant to the written directions of the Company.

7. Indemnity: For purposes of Section 7 of this Agreement, the term “FBTS” means FBTS and its affiliates, officers, directors, employees and agents. The Company agrees to indemnify FBTS and hold it harmless against any liability in connection to, arising out of or in any way related to the trustee relationship established by this Agreement, including reasonable attorney’s fees, except that the Company is not required to indemnify FBTS for any liability that is determined, in a final judgment by a court of competent jurisdiction, to be the direct result of acts or omissions on the part of FBTS constituting gross negligence or willful misconduct.

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8. Confidentiality: FBTS may use the information disclosed to it by the Company and its agents only for the purpose of discharging its duties as trustee of the Pension Trust. FBTS shall restrict disclosure of the information that it obtains from the Company and its agents to those persons who require knowledge of the information in order to assist FBTS in the performance of its duties (including, but not limited to, officers, directors, employees, and professional advisors of FBTS). Neither FBTS nor any of its officers, directors, employees, agents or advisors may disclose any confidential information regarding the Company to any third parties, except as required by law or as requested by the Department of Labor, the IRS, the Securities and Exchange Commission, or any other federal or state agencies, in each case pursuant to legal authority granted under any law or regulation enforceable against FBTS; provided FBTS gives prompt advance written notice, if practicable, of any such request to provide the Company with the opportunity to contest such request and the disclosure. Neither FBTS nor any of its officers, directors, employees, agents or advisors is obligated to maintain the confidentiality of any information that is publicly available or that becomes publicly available without violation by FBTS or any of its officers, directors, employees, agents or advisors of the terms of Section 10 of this Agreement. If FBTS resigns or is removed as trustee, FBTS will remain subject to the confidentiality provisions of this Agreement and shall return to the Company all documents delivered to it by the Company upon written request.

9. Successors: The provisions of this Agreement will be binding upon and inure to the benefits of the successors, assigns, and legal representatives of the Company and FBTS. Neither termination nor completion of the engagement of FBTS nor the termination of employment of any of the indemnities hereunder will affect the indemnification provisions of this Agreement or the Trust Agreement, which will remain operative and in full force and effect after the termination or completion of the engagement.

10. Change of Control: The Company may not: (i) voluntarily merge or consolidate with any other corporation or entity in a transaction in which the Company is not the surviving entity; or (ii) sell all or substantially all of its assets to any unrelated person, corporation, or entity; unless the surviving corporation in the merger or consolidation or the unrelated person, corporation, or entity in connection with a sale of assets expressly assumes the duties and obligations of the Company as set forth in this Agreement and the Trust Agreement. Moreover, the Company may not be liquidated or distribute all or substantially all of its assets to its shareholders unless provisions reasonably satisfactory to FBTS have been made to enable FBTS to continue the duties and obligations of the trustee of the Pension Trust as set forth in this Agreement and the Trust Agreement.

11. Entire Agreement: The Company and FBTS confirm that this Agreement (together with the Plans and the Trust Agreement) constitutes the entire agreement between the Parties with respect to the appointment of FBTS as successor trustee of the Pension Trust and the performance of its duties in that capacity, and supersedes all prior understandings and agreements regarding the appointment of FBTS as successor trustee of the Pension Trust by the Company. The Company and FBTS acknowledge and agree that they have not made, are not making, and have not relied upon any representations, promises or inducements except to the extent that the same are expressly set forth in this Agreement.

12. Alternative Dispute Resolutions/Right to Trial: Any controversy or claim arising out of or relating to this Agreement or the breach thereof will first be subject to a non-binding dispute resolution proceeding. The choice of non-binding dispute resolution mechanism must be agreed upon by the Parties and may include mediation and/or arbitration. In the event the non-binding dispute resolution proceeding is not successful in resolving any such controversies, claims, or disputes, the Company or FBTS may have the controversy, claim and/or dispute settled by a court of competent jurisdiction.

13. Severability and Reliance upon Headings: If any provision hereof is held invalid or unenforceable by any court of competent jurisdiction, such holding will not invalidate or render unenforceable any other provision hereof. To the extent permitted by law, the Parties hereto hereby agree that any provision hereof that renders any other term or provision hereof invalid or unenforceable in any respect will be modified, but only to the extent necessary to avoid rendering such other term or provision invalid or unenforceable, and such modification will be

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accomplished in the manner that most nearly preserves the benefit of all the Parties hereunder. The headings of the sections of this Agreement are for convenience of reference only and have no substantive effect on the provisions of this Agreement.

14. Float/Shareholder Service Fee Disclosure: FBTS, from time to time, will earn credits on deposited funds or funds awaiting distribution, often referred to as “float”. FBTS will retain any earnings received on float. Additionally, FBTS may receive, from the funds it utilizes, a fee for the services FBTS provides to them. This is often referred to as a “shareholder service fee”. For additional information see “Additional Information Regarding Float and Shareholder Service Fee” attached hereto as Exhibit “B”. By signing this Agreement, the Company hereby acknowledges receipt of the aforementioned disclosures and agrees to the administration of the same.

15. Governing Laws and Choice of Law: This Agreement is to be construed and administered according to the laws of the State of Connecticut (other than laws respecting choice of law) to the extent not pre-empted by federal law.

IN WITNESS WHEREOF, the Company and FBTS have caused this Agreement to be signed as of the day and year first written above.

PEOPLE’S UNITED BANK		FIRST BANKERS TRUST SERVICES, INC.

By:		By:
DAVID K. NORTON

Title:		Title:

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